/ / CHECK BOX IF NO LONGER              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    SUBJECT TO SECTION 16.
    FORM 4 OR FORM 5 OBLI-              Filed pursuant to Section 16(a) of the Securities
    GATIONS MAY CONTINUE                Exchange Act of 1934, Section 17(a) of the Public
    SEE INSTRUCTION 1(b).               Utility Holding Company Act of 1935 or Section 30(f)
/X/ FORM 3 HOLDINGS REPORTED            of the Investment Company Act of 1940
/ / FORM 4 TRANSACTIONS REPORTED
------------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*|2. Issuer Name and Ticker or Trading Symbol |6. Relationship of Reporting Person(s)  |
                                        |                                            |to Issuer                               |
   MAND,        MARTIN            G.    |      CAI WIRELESS SYSTEMS, INC.(CWSS)      |(Check all applicable)                  |
  (Last)        (First)         (Middle)|     -----------------------------------    |_X__ Director         ____ 10% Owner    |
                                        |3. I.R.S. Identification   4. Statement for |____ Officer (give    ____ Other        |
                                        |   Number of Reporting         Month/Year   |             title          (specify    |
18 CORPORATE WOODS BOULEVARD            |   Person, if an entity        March 1999   |             below)          below)     |
              (Street)                  |    (voluntary)            5. If Amendment, |     __________________________         |
                                        |                              Date of       |7. Individual or Joint/Group Reporting  |
ALBANY,           NEW YORK       12211  |                              Original      |      (check applicable line)           |
(City)               (State)    (Zip)   |                              (Month/Year)  | _X__ Form Filed by One Reporting Person|
                                        |                                            | ____ Form Filed by More than One       |
                                        |                                            |        Reporting Person                |
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
                                      Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
-------------------------------------------------------------------------------------------------------------------------------
1. Title of Security   |2. Transaction |3. Transaction  |4. Securities Acquired (A)|5. Amount of  |6. Ownership   |7. Nature of|
     (Instr. 3)        |Date (Month/   |Code (Instr. 8) |or Disposed of (D)        |Beneficially  |Form: Direct   |Indirect    |
                       |Day/Year)      |                |(Instr. 3,4 and 5)        |Owned at end  |(D) or         |Beneficial  |
                       |               |                | -----------------------  |of Issuer's   |Indirect (I)   |Ownership   |
                       |               |                |        |      |          |Fiscal Year   |(Instr. 4)     |(Instr. 4)  |
                       |               |                |        |(A) or|          |(Instr. 3     |               |            |
                       |               |                | Amount | (D)  |  Price   |and 4)        |               |            |
                       |               |                |        |      |          |              |               |            |
-------------------------------------------------------------------------------------------------------------------------------|
  None                 |               |                |        |      |          |              |               |            |
                       |               |                |        |      |          |              |               |            |
                       |               |                |        |      |          |              |               |            |
-------------------------------------------------------------------------------------------------------------------------------|




FORM 5 (continued
                            Table II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                             (e.g., puts, calls, warrants, options, convertible securities)



------------------------------------------------------------------------------------------------------------------------------------
1.Title   |2.Conver-|3.Trans- |4.Trans- |5.Number of |6.Date          |7. Title and   |8. Price  |9. Number |10. Owner- |11. Nature|
of        |sion of  |action   |action   |Derivative  |Exercisable     |Amount of      |of Deriva-|of Deri-  |ship of    |of        |
Derivative|Exercise |Date     |Code     |Securities  |and Expiration  |Underlying     |tive      |vative    |Derivative |Indirect  |
Security  |Price of |(Month/  |(Instr.  |Acquired (A)|Date(Month/     |Securities     |Security  |Securities|Security   |Beneficial|
(Instr.3) |Deriva-  |Day/Year)|8)       |or Disposed |Day/Year)       |(Instr.3       |(Instr.5) |Benefic-  |Direct (D) |Ownership |
          |tive     |         |         |of(D)       |                |and 4)         |          |ially     |or Indirect|(Inst. 4) |
          |Security |         |         |(Instr. 3,  |----------------|---------------|          |Owned at  |(I)        |          |
          |         |         |         |4 and 5)    |Date   | Expira-|       |Amount |          |End of    |(Instr. 4) |          |
          |         |         |         |------------|Exer-  | tion   |Title  |Number |          |Year      |           |          |
          |         |         |         |(A)   | (D) |cisable| Date   |       |of     |          |(Instr.4) |           |          |
          |  ($)    |         |         |      |     |       |        |       |Shares |          |          |           |          |
----------|---------|---------|---------|------|-----|-------|--------|-------|-------|----------|----------------------|----------|
Option to | 1.4375  |12/16/98 |  A3*    |25,000|     |   *   |   *    |Common |25,000 |    *     |  10,000  |    (D)    |          |
Purchase  |         |         |         |      |     |       |        |Stock  |       |          |          |           |          |
----------|---------|---------|---------|------|-----|-------|--------|-------|-------|----------|----------|-----------|----------|

Explanation of Responses:

* Awarded under Issuer's 1998 Outside Directors' Stock Option Plan. Reporting Person was granted options to purchase 25,000 shares of CAI Common Stock. Vesting occurs as follows: options to purchase 10,000 shares of CAI Common Stock vest on the day which is three months following the grant date; options to purchase 7,500 shares of CAI Common Stock vest on the day which is eight months following the grant date, and options to purchase 7,500 shares of CAI Common Stock vest on the one-year anniversary of the grant date. The options expire on the tenth anniversary of the grant date. The options vest in full upon change of control. Reporting Person became a director of Issuer on December 16, 1998.




** Intentional misstatements or omissions of facts                               /s/  Martin G. Mand                  5/13/99
   constitute Federal Criminal Violations,                                       ** Signature of Reporting Person       Date
 SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, SEE Instruction 6 for procedure.

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